Exhibit 10.4

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

This Service Agreement is made on 21 May 2019 (the “Effective Date”)

Between:

(A)	DHL International (UK) Limited (Company Number 1184988) whose registered office is at Orbital Park, 178-188 Great South West Road, Hounslow, Middlesex TW4 6JS (“DHL”); and

(B)	Globale U.K. Ltd. (Company Number 08632376) whose registered office is at 45 Leather Lane, London EC1 N 7T J (“Global-e”)

(together the “Parties” and individually a “Party”).

RECITALS

WHEREAS, DHL provides carriage by means of a systemized and dedicated network for “door-to-door” pick-up and delivery of both document and non-document shipments, including customs clearance, overnight or by the end of the next possible day for delivery in the respective market (i.e., taking into account industry standard express transit times applicable to the respective origin and destination countries) (the “DHL Services”);

WHEREAS, Global-e provides services to UK companies wishing to sell goods to buyers in other countries, by - inter alia - simplifying the sales and export of the companies’ goods through the use of Global-e’s platform (the “Global-e Platform”) which allows Global-e to buy and immediately sell and ship the customer’s goods to buyers around the world, collecting payment prior to shipping of all monies due from buyer, including transport costs, duties and taxes;

WHEREAS, Global-e incorporates the DHL Services into its service offering to its customers;

WHEREAS, the Parties’ business relationship in the UK is currently governed by an agreement effective 8 March 2016 (the “UK Agreement”) and in relation to Marks and Spencer, by an agreement effective 22 March 2016 (the “M&S Agreement”). This Agreement supersedes the UK Agreement but has no effect on the M&S Agreement;

WHEREAS, Global-e has two categories of customers, depending on the service sold: the first being companies which have international annual sales of [***], who enrol to the Enterprise program requiring integration of their IT systems with the Global-e Platform and includes program management from Global-e (“Enterprise Customers”) and the second being companies with lower annual international sales volumes of between [***] who enrol to the Pro program, which is a lighter IT and less customisable solution (and who generally have lower shipment volumes) (“Pro Customers”); Enterprise Customers or Pro Customers will be generally referred to as “Customers”;

WHEREAS, this Agreement clarifies the rules to be applied by the Parties in relation both to new and to existing customers of Global-e, except Marks and Spencer, under this Agreement;

WHEREAS, this Agreement includes pricing which Global-e may incorporate into its service offering to its customers. There are separate sets of prices for Enterprise Customers and for Pro Customers, based on expected volumes. This is the pricing which DHL will invoice Global-e in relation to each Customer, but DHL has no visibility of, nor control of, the charges Global-e will make to a Customer based on such pricing;

WHEREAS, the pricing for Enterprise Customers in this Agreement is the same as previously under the UK Agreement, but the pricing for Pro Customers differs. DHL will apply the new pricing from the Effective Date. Global-e is free to make any adjustments to its pricing to the existing Pro Customers as it chooses;

WHEREAS, this Agreement covers new Customers which Global-e identifies, but it also contemplates DHL recommending Global-e’s services to DHL customers, having already agreed pricing with DHL, which may sign up as Pro Customers of Global-e but which will remain customers of DHL in relation to the DHL Services, and which DHL will therefore invoice directly and DHL shall remain responsible and liable for customer support, claims for such DHL Services. (“Direct Pro Customers”). No separate contract between DHL and Global-e to cover Direct Pro Customers is expected to be required;

WHEREAS, the Parties hereby acknowledge and agree that no other changes except those expressly set out herein are made to the way the Parties have co-operated or should cooperate pursuant to the terms of the agreements in force prior to the date of this Agreement;

WHEREAS, except for Direct Pro Customers, with respect to the DHL Services, DHL has no contract with any Global-e customer and invoices all charges to its customer, Global-e. Furthermore, through its services, Global-e becomes owner of the goods before the Shipments are tendered to DHL. DHL will therefore treat Global-e as its customer for all purposes, and will accept claims in relation to Shipments only from Global-e regardless of whether the Shipments are tendered by Global-e or collected from a Global-e customer. The person or company tendering Shipments to DHL under this Agreement (Direct Pro customers are not included, as they do not fall under this Agreement) is defined as “Shipper”;

WHEREAS, this Agreement relates only to arrangements where Global-e is the Shipper and nothing prevents DHL from having its own contracts with any customer where such customer is acting as the shipper for that purpose and outside these arrangements.

WHEREAS, unless otherwise agreed between the Parties, the Parties intend this arrangement to apply to any similar DHL service which Global-e may sell to its customers in the future which incorporates DHL Services. The Parties will cooperate to ensure that any such new DHL Services fall under this Agreement, in accordance with the principles set out herein or principles of agreements in force prior to the date of this Agreement or at the then applicable time; and

WHEREAS, the Parties’ group companies intend to adopt in other countries the same business model as is set out in this Agreement.

NOW, THEREFORE, DHL and Global-e promise and agree as follows:

It is hereby agreed as follows:

1.	ENTIRE AGREEMENT & CONFLICTING PROVISIONS

1.1.

This Agreement is comprised of all the clauses contained herein, the Recitals above (which are agreed to have legal effect), the Schedules attached hereto and DHL’s international terms and conditions of carriage as set out at www.dhl.co.uk (“Terms and Conditions”).

1.2.

This Agreement contains the entire agreement of the Parties and supersedes all other oral or written agreements with respect to the subject matter of this Agreement. Any oral or written representations made by one Party to the other and not contained in this Agreement hereto shall not have any contractual effect whatsoever. Amendments to this Agreement are valid only when signed by duly authorised representatives of both Parties, save for any changes specified in clause 4.5.

1.3.

In the event of a conflict the following order of precedence shall apply: (i) Schedule 1 and 2 (Services & Charges); (ii) the clauses contained in this part of the Agreement and the Recitals; (iii) any other Schedules hereto, and (iv) the Terms and Conditions.

1.4.	All capitalised terms in this Agreement shall have the meaning given to such terms in this Agreement or the Terms and Conditions unless the context requires otherwise.

2.	TERM & TERMINATION

2.1.

This Agreement shall continue indefinitely until terminated by either Party in accordance with the provisions of this Agreement. Without prejudice to either Party’s rights to terminate in accordance with the provisions of this clause 2, this Agreement may be terminated by either Party for convenience at any time by serving written notice. The period of notice shall be three months for the first year of the Agreement as from the Effective Date, four months for the second year commenced, five months for the third year commenced, six months for the subsequent years. The end of a notice period must coincide with the end of a calendar month.

2.2.

DHL shall be entitled to terminate this Agreement upon two weeks written notice where Global-e fails more than once in any three month period to pay to DHL any of the Charges (or any other sums due under this Agreement) by the Due Date for payment. Since payments are made by way of direct debit, a failure by DHL to initiate direct debit payment will not constitute a failure of Global-e.

2.3.

Either Party shall be entitled to terminate this Agreement with immediate effect in the event that the other Party commits a material breach of this Agreement which is either not capable of remedy or which that Party fails to remedy within 14 days of receipt of a written notice requesting the breach be remedied.

2.4.

Either Party shall be entitled to terminate this Agreement immediately by notice in writing to the other Party in the event that the other Party, being a company, goes into liquidation whether voluntary or compulsory or is the subject of a winding up, receivership or administration proceedings or if a person takes possession of all or any substantial part of its property, assets or undertaking or enters into any composition or other voluntary arrangement with its creditors, or suffers any distress or execution to be levied on all or any substantial part of its property, assets and undertaking or any other analogous event or ceases or threatens to cease carrying on business or becomes unable to pay its debts as they fall due or, being an individual, is subject to any analogous circumstances.

2.5.

On termination , all products and any property owned by or belonging to DHL or a third party and supplied to Global-e in connection with the DHL Services must be returned to DHL within 14 days of the date of termination.

2.6.	Either Party shall have an immediate right of termination where the other Party carries out any action that: (i) has an effect of damaging its reputation; or (ii) brings its business into disrepute.

2.7.	Each indemnity in this Agreement is a continuing obligation separate and independent from any obligation and shall survive the termination of this Agreement.

3.	THE DHL SERVICES

3.1.

The DHL Services provided by DHL to Global-e (or ancillary, optional or other services such as handling and storage during transportation and customs clearance, as well as any Optional Services selected by Global-e) shall be as specified in [***] or as published on DHL’s website (www.dhl.co.uk), as amended from time to time.

3.2.	Time for delivery shall not be of the essence in respect of performance of the DHL Services. All DHL Services shall be governed by the provisions of this Agreement.

3.3.

DHL shall have discretion not to carry any Shipments which in its reasonable opinion are unsuitable for carriage, provided that immediately following the decision, DHL shall provide Global-e with either an oral explanation or a written detailed explanation as for the reasons behind such a decision, as well as suggestions as to what Global-e should do in order to ensure such Shipments become suitable for carriage, if applicable. Unless otherwise agreed by the Parties, any such rejected Shipment shall be returned by DHL to Global-e.

3.4.

In accordance with the provisions of clause 3.5 below, except in the case of Shipment Insurance if offered by Global-e, neither Party shall represent itself as an agent of the other for any purpose and shall not (without the prior written consent of the other’s authorised signatory) in writing:

3.4.1.	give any condition, warranty or representation on the other Party’s behalf; and

3.4.2.	enter into (or purport to enter into) any contracts or agreements binding on the other Party.

3.5.

Both parties acknowledge and agree that there shall be no contractual relationship between DHL and any Global-e Customer acting as Shipper under this Agreement. Subject to clause 7.5, the Parties further agree that any claims raised by a Shipper under the terms of this Agreement may only be brought by Global-e, and DHL shall only be liable to Global-e in the event of any breach of this Agreement by DHL.

3.6.

Nothing in this Agreement shall be construed as creating a partnership or joint venture of any kind between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party, or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

3.7.	Authorised representatives of both Parties shall meet as needed to discuss operational matters under this Agreement.

4.	CHARGES

4.1.

The pricing in Schedule 1 applies to Enterprise Customers . The Pricing in [***] applies to Pro Customers. This means that these are the rates which DHL will charge Global-e in relation to such customers . As it contracts with its customers, Global-e will inform DHL of such customers and whether they are Pro Customers or Enterprise Customers.

4.2.

DHL shall have no visibility or control of, nor any influence over, Global-e’s commercial strategy or its choice of customer. Global-e shall determine the charges it levies for the provision of its services, including the DHL Services at its absolute discretion and such charges will not be disclosed to DHL.

4.3.

For the purposes of this Agreement, “Charges” means any amounts properly chargeable to Global-e in connection with this Agreement including but not limited to taxes, customs duties, levies, imposts and other charges imposed by regulatory bodies in relation to its Shipment(s).

4.4.

Notwithstanding clause 4.5 and 4.8 below, DHL reserves the right to make surcharges to recover costs associated with temporary or industry-wide or operational situations including but not limited to: fuel price increases whether or not arising out of any force majeure event; and increases in Government or any other authority’s fiscal or statutory charges payable by DHL including variations in vehicle excise duty.

4.5.

Subject to mutual agreement by the Parties, DHL shall have the right at any time to: (i) amend the Charges in [***]; and/or (ii) introduce new Charges in line with this Agreement. The provisions of this sub-clause 4.5 shall be without prejudice to the provisions of sub-clause 4.3. Additionally, where DHL agrees with Global-e to amend the Charges, such changes shall be applicable from the first day of the month following such agreement. In any event, the Charges in [***] shall be subject to a proportionate annual increase at the commencement of each calendar year in line with DHL’s published tariff.

4.6.

All prices set out in [***] are exclusive of VAT. DHL shall invoice Global-e by way of E-Billing. The invoice will show the amount by customer, based on such customer’s shipment volumes (the actual shipments for such customer during the billing period). In order to achieve this, DHL will set up an account by Customer. Unless otherwise agreed by the Parties, Global-e shall pay the Charges by direct debit without set-off, withholding or deduction within 30 days of the date of DHL’s invoice (“Due Date”). If Global-e fails to pay any sum due under this Agreement by the Due Date DHL shall, without prejudice to any other right or remedy that it may have, be entitled to (i) suspend the provision of the DHL Services or any part thereof and/or (ii) charge Global-e interest at the rate of interest specified from time to time in the Late Payments of Commercial Debts (Interest) Act 1998 calculated daily from the Due Date until the date on which the obligation of Global-e to pay the sum is discharged (whether before or after any judgment).

4.7.

Global-e shall have thirty (30) days from the date of the invoice within which to raise a bona fide dispute relating to the Charges. All such disputes shall be referred for resolution in accordance with clause 14. For the avoidance of doubt, all sums not in dispute shall be paid in accordance with clause 4.6 above.

4.8.

If there is an increase in the cost of fuel for either road or air transport a surcharge may be applied or the Charges may be adjusted in accordance with the methodology described at https://www.dhl.co.uk/en/express/shipping/shipping advice/express fuel surcharge eu.html. The level of the fuel surcharge is also indicated in all invoices. The Parties have agreed that the fuel surcharge applicable during the Term of this agreement shall be fixed at [***] unless otherwise varied in writing by DHL.

5.	ASSIGNMENT & SUB-CONTRACTING

5.1.

Subject to thirty (30) days prior written notice to Customer, DHL shall be entitled to assign or transfer any of its obligations under this Agreement to any third party or to any other member of its Group. “Group” for the purposes of the Agreement, means in relation to DHL, any direct or indirect parent company and any direct or indirect subsidiaries of DHL or its parent companies from time to time and any associated companies of the aforesaid. Global-e shall not be entitled to assign its rights or obligations under this Agreement without the prior written approval of DHL, unless such assignment is made to a wholly owned subsidiary of Customer which is, or will be, registered in the United Kingdom.

5.2.

DHL shall be entitled to subcontract any of its obligations under this Agreement to any third party or to any other member of its Group but DHL shall remain liable to Global-e for the performance of any subcontractor or agent. Any sub-contractor of DHL to which DHL has assigned its obligations under this Agreement, shall be entitled to rely on and enforce any of the provisions of this Agreement as if it were a party hereto in the place of DHL.

6.	LIABILITY, RISK & INSURANCE

6.1.

DHL’s liability for loss or damage sustained by Global-e as a consequence of DHL’s acts or omissions in the performance of the DHL Services is limited in accordance with this Agreement. Under no circumstances shall DHL be held liable for any loss, damage or delay caused by any negligent act or omission (including but not limited to breach of this Agreement) by Global-e or any other third party.

6.2.

Any exclusion from or limitation of liability set out in this Agreement shall not apply so as to restrict either Party’s liability for death or personal injury resulting from that Party’s negligence (as defined in section 1 of the Unfair Contract Terms Act 1977) or for fraud.

6.3.

Neither Party shall in any circumstances howsoever arising be liable to the other or to any third party for (i) consequential loss or damage; (ii) indirect loss or damage; (iii) incidental loss or damage; (iv) economic loss of any nature; (v) loss of income; (vi) loss of profits whether direct or indirect; (vii) loss of interest; (viii) loss of future business; (ix) loss of goodwill and (x) loss of sales or turnover.

6.4.	DHL’s liability in relation to any Shipment shall be limited in accordance with the Terms and Conditions.

6.5.	The Shipper’s declaration of a Shipment shall not be deemed to be a declaration of interest for insurance purposes. DHL’s liability shall always be limited as set out under this Agreement.

6.6.

Where Global-e has authorized the use of its DHL account details by a third party, or where Global-e has failed on its commercially reasonable obligations to keep its account details secure resulting in the fraudulent use of the account by a third party, then Global-e shall be liable and shall indemnify DHL for all Charges incurred on Global-e’s account with regards to such fraudulent use.

6.7.

Global-e shall not be entitled to benefit from DHL’s money back guarantee (details as published at www.dhl.co.uk, as amended from time to time) unless Global-e can prove that it has received a genuine, valid and proven claim from a Shipper for such money back guarantee and that Global-e has complied in all respects with DHL’s claims procedure as set out in clause 6.8 below.

6.8.

DHL shall have no liability to Global-e unless a genuine, valid and proven claim has been made by Global-e in line with the Terms and Conditions and Global-e shall comply with the claims procedure as published on DHL’s website at www.dhl.co.uk, as amended from time to time.

7.	OBLIGATIONS OF GLOBAL-E

7.1.	Global-e shall comply with and agree to be bound by, and warrants that, where applicable, the Shippers comply with and agree to be bound by the relevant terms of this Agreement.

7.2.

Global-e and its Shippers shall comply with DHL’s regulations regarding the carriage of dangerous and/or prohibited and/or restricted items as set out at www.dhl.co.uk. Global-e shall indemnify DHL for any loss, damage or expense suffered by DHL as a result of Global-e’s and/ or the Shipper’s failure to comply with these regulations.

7.3.	Global-e warrants and undertakes that it will take commercially reasonable efforts to ensure that:

7.3.1.	all Shipments are suitably packaged taking into account the content of the Shipment and the rigours of an automated transportation process;

7.3.2.

all Shipments are correctly labelled. DHL, its servants or agents shall not in any circumstances be liable for any late delivery, mis-delivery or non-delivery caused by or contributed to by the deficient or ambiguous labelling or any other failure by the Shipper of its labelling obligations;

7.3.3.	all data to be provided by it (including by electronic means) shall be accurate and complete and must be provided in a timely manner as required by DHL; and

7.3.4.	prior to carriage, any important documents (including original documents) are copied; any electronic data is backed-up; and all personal data and confidential information is stored securely.

7.4.

In the event of a breach of any of the obligations contained under this clause 7, DHL may refuse to carry Shipments and where loss of or damage occurs to the Shipment, then DHL’s liability as specified in this Agreement will be excluded.

7.5.

Global-e shall for all purposes be treated by DHL as sole beneficial owner of the Shipment. If the receiver of the Shipment or any other third party makes any claims for loss, damage or for any other liability, or makes any attempt to recover any costs or expenses (“Claim”) against DHL, its agents or sub-contractors, then subject to clause 6.2, Global-e shall indemnify DHL, its agents and sub-contractors against any such Claim where DHL has already paid Global-e the limits set out in paragraph 6 of the Terms and Conditions or where DHL’s liability exceeds the limits set out in paragraph 6.

7.6.

Global-e shall fully indemnify and hold DHL harmless for any direct costs, expenses, claims, loss or damage suffered by DHL as a result of Global-e’s or the Shipper’s failure to comply with any of the provisions contained in clauses 7.2, 7.3 and 7.5 above.

7.7.

Global-e agrees that DHL shall be entitled to deliver Shipments shipped by Global-e to a third party provided that the addressee on the label (or such person’s agent) has provided authority to DHL to deliver the Shipment to any such third party. DHL shall not have any liability in connection with the Shipment arising from the acts or omissions of such third party.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1.

Subject to the terms of this Agreement, DHL hereby grants Global-e a limited non-exclusive, revocable licence to use the intellectual property of DHL including the DHL logo and promotional material prepared by DHL to promote the Services (as amended from time to time) (“Marketing Collateral”) for the term of this Agreement only, provided always that Global-e shall comply with such written instructions or directions as may be given by DHL from time to time as to the manner and context in which such Marketing Collateral may be used by Global-e including but not limited to use of the Marketing Collateral on Global-e’s website.

8.2.	Global-e shall not

8.2.1.	remove any DHL copyright or trade mark statements appearing on any Marketing Collateral;

8.2.2.

bid on any brand key words utilised by DHL in internet search engines including but not limited to DHL, DHL Express, DHL it now and DHL International. For the avoidance of doubt, Global-e shall not be prohibited from bidding for brand key words associated with the courier services industry which do not contain the word ‘DHL’; or

8.2.3.	Global-e shall be prohibited from utilising the word DHL’ from any part of its URL structure.

8.3.	If Global-e is in breach of clause 8.1 or 8.2 above, DHL shall be entitled to terminate the Agreement subject to clause 2.3.

8.4.	Global-e shall notify DHL as soon as it becomes aware of any infringement or attempted infringement of DHL’s intellectual property or Marketing Collateral.

8.5.	At the termination of this Agreement, Global-e shall immediately cease using any intellectual property and Marketing Collateral and shall remove any reference to DHL from any of its media.

9.	TUPE

9.1.

The Parties do not intend the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) to apply to the provision of services. In the event that TUPE does or is alleged to apply to the provision of DHL Services, each Party shall indemnify the other Party against all direct losses, redundancy costs (including, without limitation, contractual and statutory redundancy payments and payments in lieu of notice), liabilities, damages, compensation, claims, costs and expenses including redundancy costs, fines, penalties, legal and other professional fees and expenses (“Losses”) which such Party may suffer or incur on account of or arising from any claim or allegation by any employee representative or any person who is or was employed or engaged by the Party (including without limitation all Losses which the other Party may suffer or incur arising from the employment and/or termination of employment of any person whose contract of employment transfers or is alleged to transfer to the other Party under TUPE).

10.	THIRD PARTY RIGHTS

10.1.

Subject to the terms of this Agreement, no term of this Agreement shall be enforceable by any third party (being any person other than DHL or Global-e and their permitted successors and assignees) whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

11.	NOTICES

11.1.

All notices sent under this Agreement shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address in England as the recipient may designate and shall be delivered personally or sent by pre-paid first class post. A notice is deemed to have been received if delivered personally, at the time of delivery, or in the case of pre-paid first class post, 72 hours after posting.

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1.

Each Party undertakes that for the term of this Agreement and for a period of two years after the termination of this Agreement, it shall not and shall use all reasonable endeavours to procure that its officers, employees, sub-contractors, representatives and agents shall not disclose to any person or use (i) any information (including but not limited to tracking data and any pricing information) supplied by either Party to the other relating to this Agreement and the DHL Services to be provided hereunder and/or the negotiations relating to this Agreement and/or relating to the business and affairs of the Parties (“Confidential Information”). Such Confidential Information shall not include any information already in the public domain or available to the other Party otherwise than as a result of negotiating and entering into this Agreement or providing the DHL Services (provided that such information is not available to the other Party or in the public domain as a result of a breach by that Party of any other obligation of confidentiality); and (ii) Confidential Information other than for the purpose of performance of its obligations under this Agreement.

12.2.

The Parties hereby agree that clause 12.1 shall not prevent disclosure by either Party of any Confidential Information (i) as required by law or any regulatory authority provided that the disclosing party shall, so far as practicable, first consult with the non-disclosing Party regarding such disclosure; (ii) to its professional advisors; (iii) to any of its officers employees, sub- contractors, representatives or agents for the purposes of performing its obligations under this Agreement; and (iv) with the prior written consent of the other Party.

12.3.

Without prejudice to clauses 12.1 and 12.2 above, no announcement, communication or publicity of any kind relating to the terms of this Agreement shall be made or issued, by either Party to this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), provided always that the prohibition in this clause shall not prevent DHL undertaking any actions which are necessary for, or incidental to, the performance of the DHL Services.

13.	DATA PROTECTION

13.1.

All personal data provided to DHL under this Agreement will be held and processed by DHL its servants, agents and where applicable carefully selected third party companies and shall be used fairly, in confidence and solely for the purposes of providing the DHL Services. DHL shall keep such personal data secure and shall comply with the Data Protection Act 2018.

13.2.

Global-e warrants that all personal data provided to DHL has been fairly and lawfully obtained and Global-e has authority to disclose such personal data to DHL and for DHL to lawfully process it. Global-e shall fully indemnify and holds harmless DHL for any costs, expenses, losses or damage howsoever arising out of its failure to comply with this warranty.

13.3.

The terms “controller”, “Personal Data”, “processor”, “data subject” and other terms relating to the processing of personal data used but not defined herein shall have the meaning assigned to them in the General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679).

13.4.

Both Parties undertake to comply with the applicable data protection laws, regulations and standards. Where applicable and legally required, the Parties will conclude a Controller-Processor Agreement if during the course of this Agreement personal data are collected , stored, processed or otherwise used on behalf of the data controller.

13.5.

DHL shall in particular oblige its employees in writing not to disclose to anyone any personal data and other information they receive in the course of or in connection with their work for Global-e and not to collect, process or otherwise use such data and information without authorization.

13.6.

DHL shall implement appropriate technical and organizational security measures, i.e. measures protecting personal data against accidental or unlawful destruction or accidental loss, alteration , unauthorized disclosure or access, in particular but not limited to where the processing involves the transmission of data over a network, and against all other unlawful or unauthorized forms of processing, before and at all times during the processing of personal data.

13.7.

DHL shall immediately notify Global-e in case where any, including but not limited to, accidental or deliberate alteration, loss or destruction of personal data or any unlawful or unauthorized processing of or access to personal data is detected; and shall immediately notify Global-e if it discovers an actual or possible security breach (including the possibility of such a breach) of DHL’s IT systems.

13.8.	DHL shall process the Personal Data only for performing the DHL Services and for no other purpose;

13.9.

DHL shall be prohibited from storing, processing or using the data that becomes known to it except for the contractually agreed purpose. It shall not be permitted to pass on data to third parties not involved in the transport of the shipment, except when legally obliged.

13.10.	Data Protection obligations continue to apply even after the end of the contractual relationship in accordance with applicable law.

14.	DISPUTE RESOLUTION

14.1.

In the event of a dispute arising under this Agreement, the Parties shall use their best commercial efforts to negotiate and settle amicably such dispute. The Parties agree in the first instance to refer any dispute to their respective account managers. Should the account managers fail to reach resolution within 10 working days of referral of the dispute, then the dispute shall be referred to the immediate line manager of the respective account managers for resolution. Should the immediate line managers be unsuccessful in resolving the dispute within 10 working days of the dispute being referred to them for resolution, then the dispute shall be referred to the appropriate senior managers of the Parties.

14.2.

Provided the procedure set out in clause 14.1 above has been exhausted or frustrated , nothing in this clause shall prevent the Parties from being entitled to commence or continue court proceedings at any time thereafter.

14.3.

Neither Party shall be obliged to follow the procedures set out in sub-clauses 14.1 and 14. 2 above where that Party intends to apply for injunctive relief against the other, provided that there is no delay in the prosecution of that application.

15.	SEVERABILITY

15.1.	If any provision of this Agreement is held invalid by a court of competent jurisdiction, all valid provisions that are severable from the invalid provision(s) shall remain in full force and effect.

16.	LIEN

16.1.

DHL shall have the right to exercise a lien over any Shipment in respect of any Charges which are outstanding and which have not been settled as per the provisions of section 4.5 above. DHL shall be entitled to sell or dispose of the Shipment at Global-e’s expense after having given Global-e 10 days’ notice. After applying the proceeds of the sale, DHL shall account to Global-e for any amounts exceeding the outstanding Charges and all associated expenses. DHL shall then be discharged from any liability with regard to the Shipment.

17.	DIRECT PRO CUSTOMERS

17.1.

DHL will recommend Global-e services to appropriate customers. It will agree pricing with them, explain the Global-e service to them briefly as agreed with Global-e and advise them to contact Global-e for more information. The Customer may pass its DHL rates to Global-e or DHL will forward them to Global-e on request of the Customer, so that Global-e may apply them to the Customer’s shipments.

17.2.

Global-e’s offer to such Direct Pro Customers will exclude the DHL Services. This means that Global-e will not include its own pricing for it and will not invoice the Customer for it, but the Global-e Platform will still allow the use of DHL Services, which Global-e will continue to charge to the buyer of the Customer’s goods (using the rates negotiated between DHL and the Direct Pro Customer).

17.3.

The DHL Services will be billed directly by DHL to the Direct Pro Customer, who will be DHL’s customer for all intents and purposes. Any customs duties in relation to such Direct Pro Customers’ shipments will be paid by Global-e, so DHL will charge them to Global-e. However, in certain cases, duties may instead be charged by DHL to the Direct Pro Customer.

18.	GOVERNING LAW

18.1.

This Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of England and Wales and the Parties submit to the exclusive jurisdiction of the English courts.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first above written.

DHL International (UK) Limited	Globale U.K. Ltd

/s/ Ian Wilson	/s/ Nir Debbi